Exhibit 23.2

Norman T. Reynolds Law Firm. P. C.

Three Riverway, Suite 1800

Houston, Texas 77056

Telephone (713) 503-9411

Telecopier (713) 456-2509

September 1, 2016

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Sunstock, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Sunstock, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 1,850,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Sunstock, Inc. Employees, Officers, Directors, and Consultants Stock Plan for the Year 2016.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.